EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference of our firm under the caption ‘Experts’ in the Registration Statement on Form F-3 and related Prospectus of Tsakos Energy Navigation Limited, filed on December 30, 2003, for the registration of common shares, and to the incorporation by reference therein of our report dated February 25, 2003 (except for Note 18, as to which the date is March 28, 2003), with respect to the consolidated balance sheet of Tsakos Energy Navigation Limited as of December 31, 2002 and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2002, included in its Annual Report on Form 20-F for the year ended December 31, 2002 and filed with the U.S. Securities and Exchange Commission on June 30, 2003.

/s/    ERNST & YOUNG

Athens, Greece

December 30, 2003